Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Angela Baker
Office: 503.726.2227
Email: abaker@calypte.com

Calypte Biomedical Announces Changes to its Board of Directors

Portland, Oregon, September 25, 2009 (BUSINESS WIRE) Calypte Biomedical Corporation (OTCBB: CBMC), a developer, manufacturer and marketer of HIV diagnostic tests, announces changes to its board of directors.

On September 16, 2009, Calypte reported that Julius R. Krevans, M.D., John J. DiPietro and Paul E. Freiman resigned from its board.

“I wish to thank Julie, John and Paul for their outstanding and dedicated service and their commitment to Calypte over many years,” said Adel Karas, Calypte’s president and chief executive officer.

Calypte also announces that on September 24, 2009, Shuhrat Saidmuradov and Tareq Al Yousefi, were elected to Calypte’s board of directors. Both were elected at the recommendation of stockholders who hold more than a majority of Calypte’s outstanding stock.

Mr. Saidmuradov has lived and worked in Beijing, China for the past 12 years.  He has been CEO of Beijing Marr Bio-Pharmaceutical Co., Ltd., Calypte’s subsidiary, since September, 2008, and a director of that company beginning in July, 2008.  In addition, since 2006, he has been the COO of Informap China Co., Ltd., a developer of geo-information technologies.  From 2004 through 2006, Mr. Saidmuradov was the International Account Manager of IT Service and Systems Integrator Group in China. Before that, he served as Diplomat and as Consul General for the Embassy of Tajikistan in Beijing. Mr. Saidmuradov holds an MA in linguistics from Tajik State University, a certificate in debt and finance management from the United Nations Institute for Training and Research in Kazakhstan, and an International Relations Certificate from the Centre for Political and Diplomatic Studies in London, England. Mr. Saidmuradov speaks Russian, Tajik, English, Arabic, Farsi and Chinese.

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Mr. Al Yousefi is a successful entrepreneur and is the founder and since 2006, the CEO of Gulf Access LLC, a consultancy company for petro chemical, real estate and industrial projects. He became a partner in Polymer Access Pvt. Ltd. in 2006, and as of 1999, has served as a market analyst to Borouge Pte. Ltd., a joint venture between ADNOC and Borealis, a leading international petro chemical company.  Mr. Al Yousefi earned his BA in aviation maintenance management from Embry Riddle Aeronautical University in Florida.  During his seven years in the United States, he also earned degrees in business administration and in aircraft engineering as well as his private pilot’s license.  He started his career as an air force officer for the United Arab Emirates and was trained in the United Kingdom at RAF Cranwell.  Mr. Al Yousefi speaks English, Arabic and Urdu.

“I am very pleased to welcome Shuhrat and Tareq to the Calypte board,” said Mr. Karas. “I feel confident that Calypte will benefit from their knowledge of the international business and diplomatic landscape in underdeveloped countries. Their addition to the board brings Calypte new blood and diversity which I expect will greatly assist Calypte’s strategic growth in those areas that need the most help controlling the spread of HIV.  Calypte looks forward to their insights and experience as members of the Calypte board.”

Calypte will file a Current Report on Form 8-K with the Securities and Exchange Commission today reporting these developments.

About Calypte Biomedical Corporation:

Calypte Biomedical Corporation is a US-based healthcare company focused on the development and commercialization of rapid testing products for sexually transmitted diseases such as the Aware(TM) HIV-1/2 OMT test that are suitable for use at the point-of-care and at home. For more information, visit www.calypte.com.

Forward-Looking Statements:

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by managements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and

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uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and relate to our ability to commercialize our products, our ability to obtain sufficient financing, as and when needed, on acceptable terms, and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

SOURCE: Calypte Biomedical Corporation

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